Exhibit 99.6
February 25, 2009
Bookham, Inc.
2584 Junction Avenue
San Jose, California 95134
Consent of Person Named as About to Become Director
     Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named as a future member of the board of directors of Bookham, Inc. in the joint proxy statement/prospectus included in the Registration Statement on Form S-4 filed by Bookham, Inc. upon consummation of the transactions contemplated therein and to the filing of this consent as an exhibit herein.
Sincerely,

/s/ Gregory Dougherty Name: Gregory Dougherty